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                                                                   EXHIBIT 21.1

                       SUBSIDIARIES OF MAXXIS GROUP, INC.


     Maxxis 2000, Inc., a Georgia corporation and wholly owned subsidiary of Maxxis Group, Inc. ("Maxxis").

     Maxxis Communications, Inc., a Georgia corporation and wholly owned subsidiary of Maxxis.

     Maxxis Nutritionals, Inc., a Georgia corporation and wholly owned subsidiary of Maxxis.